Exhibit 99.2
Liberty Global Agrees to Purchase the Second Largest
Cable Operator in the Czech Republic
Denver, Colorado — August 9, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) today announced that, through one of its affiliates, it has entered into an arrangement to purchase Karneval s.r.o. and Forecable s.r.o. (“Karneval”), the second largest cable operator in the Czech Republic for an estimated purchase price of EUR 322.5 million, subject to regulatory approval.
Karneval offers cable television and broadband services to residential customers. At June 30, 2006, Karneval had approximately 310,000 revenue generating units (“RGUs”) including 253,000 video RGUs and 57,000 broadband Internet RGUs.
Mike Fries, President and CEO of Liberty Global said, “We are pleased to announce this transaction in the Czech Republic, one of our fastest growing markets in Central Europe. Upon closing, the acquisition of Karneval will consolidate UPC’s leadership position in the Czech Republic with approximately 800,000 RGUs. The combined UPC Czech/Karneval will be well positioned to participate in the rapid growth of advanced broadband services in the region. Considering that we anticipate closing this transaction towards the end of the year, the purchase price represents a 9.8 multiple on our estimate of Karneval’s 2007 operating cash flow, before transaction costs, under IFRS accounting standards including anticipated realized synergies in the first year. Additionally, we anticipate significant additional synergies from combining Karneval with our existing UPC Czech business will be realized over time. In the meantime, we look forward to working with Czech regulators to get the transaction approved as soon as possible.”
To enable the seller to complete the transaction in a timely manner, Liberty Global has entered into an equity derivative agreement to buy, subject to regulatory approval, Unite HoldCo III B.V. (“Unite”), which is jointly owned by Deutsche Bank AG London and JPMorgan. Unite has entered into an agreement to purchase, subject to regulatory approval, Karneval from ICZ Holding B.V. for EUR 322.5 million subject to closing adjustments. Deutsche Bank and JPMorgan own and will fund Unite. Their expected investment in Unite of EUR 327.5 million is fully off-set by cash collateral which Liberty Global has posted under the equity derivative agreement. ICZ Holding B.V. is majority owned by Mid Europa Partners a leading private equity firm investing in Central and Eastern Europe.
The total purchase price which Liberty Global expects to pay is approximately EUR 322.5 million, after adjusting for remaining cash in Unite at closing, plus interest, a EUR 3.5 million arrangement fee, transaction fees and costs in connection with entering into the equity derivative agreement with Deutsche Bank and JPMorgan, and the reimbursement of expenses incurred by Deutsche Bank and JPMorgan in connection with Unite’s acquisition and ownership of Karneval until the regulatory review process is completed. More information about the transaction is included in Liberty Global’s recently filed form 10-Q for the quarter ended June 30, 2006 which can be obtained on the websites of Liberty Global (www.lgi.com) and the SEC (www.sec.gov).
Deutsche Bank and JPMorgan acted as advisors to Liberty Global.

About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of June 30, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 13 million customers in 17 countries (excluding France) principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our anticipated purchase of Karneval and Karneval’s estimated 2007 operating cash flow. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including the receipt and timing of necessary regulatory approval, Karneval’s ability to continue financial and operational growth at historic levels, the Company’s ability to successfully operate and integrate the Karneval system, continued use by subscribers and potential subscribers of the Karneval services, and the Company’s ability to achieve expected operational efficiencies and economies of scale. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 9738	+31 20 778 9447